Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

RXi Pharmaceuticals Corporation

Marlborough, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2016, relating to the financial statements of RXi Pharmaceuticals Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/BDO USA, LLP

Boston, Massachusetts

February 1, 2017